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                                                                   EXHIBIT 10.26


                               AMENDMENT NO. 3 TO

                          INVESTMENT ADVISORY AGREEMENT


        This Amendment to the January 1, 1987 Investment Advisory Agreement as amended effective January 1, 1987 and November 1, 1989, by and between PHOENIX INVESTMENT COUNSEL, INC., a Massachusetts corporation (the "Adviser") and PXRE REINSURANCE COMPANY, a Connecticut corporation (the "Client") (the "Agreement"), is hereby effective as of the 1st day of June, 1995.

1.      Section 3 of the Agreement is hereby amended and restated as follows:

        In consideration of the services performed hereunder, the Client shall pay the Adviser an annual fee in 1995 equal to $200,000. Beginning on January 1, 1996, the Client shall pay a fee to the Adviser equal to an annual rate of 0.15% of the average net assets of the Portfolio. Such fees shall be paid in quarterly installments, each due within fifteen
        (15) days of the last day of the calendar quarter. In addition, the Client shall reimburse the Advisor for any and all out-of-pocket expenses incurred in managing the Portfolio including, but not limited to, custodian fees, clearing agent fees, brokerage costs and sales, service or similar taxes, if any.

2. Any sums heretofore paid for services rendered in 1995 shall be applied to the sum owed under Section 3 of the Agreement as revised herein.

        IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment No. 3 to the Investment Advisory Agreement to be executed on this 25th day of July, 1995.


PHOENIX INVESTMENT COUNSEL, INC.           PXRE REINSURANCE COMPANY



By:  /s/ Michael Haylon                    By:   /s/ Sanford M. Kimmel
    ------------------------------             ---------------------------
Its: President                             Its: Senior Vice President, Treasurer
                                                  & Chief Financial Officer


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